FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS SECOND QUARTER 2013

FINANCIAL AND OPERATIONAL RESULTS

Recent Highlights

•	Plans to commence a Phase 2 clinical trial of SparVax™ later this year
•	Received favorable ruling from the Delaware Supreme Court affirming breach of contract liability by SIGA Technologies
•	Announced proposed merger with Theraclone Sciences to create diversified biologics company targeting government and commercial markets

ANNAPOLIS, MD – August 7, 2013 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the second quarter of 2013.

“The second quarter was a very eventful and productive period for PharmAthene,” said Eric I. Richman, President and Chief Executive Officer. “We were pleased to receive notification from the U.S. Food and Drug Administration (FDA) of its decision to lift the clinical hold on our proposed Phase 2 SparVax® clinical trial. We are currently in discussions with our partner, the Biomedical Advanced Research and Development Authority (BARDA), regarding the details of the study, and plan to initiate the Phase 2 clinical trial as soon as practicable.”

“We also received very positive news from the Delaware Supreme Court. In its opinion issued May 24, 2013, the high court confirmed that agreements to negotiate in good faith are enforceable under Delaware Law and ruled that SIGA was liable for breach of contract. Most importantly, the high Court confirmed that under breach of contract of a Type II preliminary agreement, expectancy damages are an available and appropriate remedy for a plaintiff. We are very pleased by the Court’s ruling and have subsequently filed a motion to re-open the record to introduce relevant new facts for the Court’s consideration.”

On August 1, 2013, PharmAthene announced the signing of a definitive merger agreement for the merger of PharmAthene and Theraclone Sciences in an all-stock transaction. The combined company will be a diversified biologics company with four clinical-stage product candidates targeting high-value commercial and government markets. The merged company will combine vaccine and human monoclonal antibody expertise with a focus on infectious diseases and oncology, and will feature a robust discovery pipeline with four pre-clinical programs and multiple discovery candidates, along with three pharmaceutical-partnered products.

Second Quarter 2013 Financial Results

Revenue

For the second quarter of 2013, PharmAthene recognized revenue of $4.3 million, compared to $6.3 million for the same period in 2012. Revenue in the second quarter of 2013 was derived from development contracts with the U.S. government for the Company’s biodefense product candidates.

Revenue for the SparVax® program in the second quarter of 2013 was $3.5 million compared to $6.1 million in the same period in 2012. The change in revenue for the three months ended June 30, 2013, resulted primarily from a reduction in certain contract activities and milestone revenue during the periods.

Revenue for the rBChE bioscavenger program in the second quarter of 2013 was approximately $0.8 million compared to $0.2 million for the same period in 2012. The increase was primarily due to additional development activity in preparation to begin non-clinical studies.

Operating Expenses

Research and development expenses were $3.4 million in the second quarter of 2013, compared to $4.9 million in the second quarter of 2012. The difference in the current period resulted primarily from the postponement of certain activities under our SparVax® contract and settlement of a lawsuit filed against a vendor, partially offset by increased costs in our rBChE bioscavenger program.

Expenses associated with general and administrative functions were $2.3 million in the second quarter of 2013 compared to $2.8 million in the second quarter of 2012. The decrease in general and administrative expenses in the second quarter of 2013 was due primarily to reduced labor costs and professional and consulting and legal fees.

Net Loss

For the second quarter of 2013, PharmAthene's net loss was $1.2 million, or $0.02 per share, compared to a net loss of $0.8 million, or $0.02 per share during the same period in 2012. The increase in net loss is due to the factors mentioned above as well as a $0.5 million decrease in the unrealized gain on the change in fair value of our derivative instruments which was largely the result of the change in the closing market price of our common stock.

Cash, Cash Equivalents and Accounts Receivable

As of June 30, 2013, the Company had cash and cash equivalents totaling approximately $15.8 million, compared to $12.7 million as of December 31, 2012. U.S. government billed and unbilled accounts receivable totaled approximately $5.2 million at June 30, 2013 compared to $6.5 million at December 31, 2012. The sum total of cash and cash equivalents and U.S. government accounts receivable at June 30, 2013 was approximately $21.0 million, compared to $19.2 million as of December 31, 2012.

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s second quarter 2013 financial and operational results. The call is scheduled to begin at 4:30 pm Eastern Time on Wednesday, August 7, 2013 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-515-2914.  The dial-in number for international callers is 617-399-5128.  The participant passcode is 97133553.

A replay of the conference call will be available beginning at approximately 6:30 pm Eastern Time on August 7, 2013 until approximately 11:59 p.m. Eastern Time on September 6, 2013.  The dial-in number to access the replay from within the United States is 888-286-8010.  For international callers, the dial-in number is 617-801-6888.  The participant passcode is 79695228.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

Important Additional Information about the Proposed Merger

This communication is being made in respect of the proposed merger involving Theraclone Sciences, Inc. and PharmAthene, Inc. On August 1, 2013, PharmAthene filed with the SEC a current report on Form 8-K, which includes the merger agreement and related documents. In addition, PharmAthene intends to file a registration statement on Form S-4 with the SEC, which will contain a joint proxy statement/prospectus and other relevant materials, and plans to file with the SEC other documents regarding the proposed transaction. The final joint proxy statement/prospectus will be sent to the stockholders of PharmAthene in connection with the special meeting of stockholders to be held to vote on matters relating to the proposed transaction. The joint proxy statement/prospectus will contain information about PharmAthene, Theraclone, the proposed merger, and related matters. STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the joint proxy statement/prospectus and proxy card by mail, stockholders will also be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about PharmAthene, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by contacting Stacey Jurchison at PharmAthene at (410) 269-2610. This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of PharmAthene.

Participants in Solicitation

PharmAthene and its executive officers and directors may be deemed to be participants in the solicitation of proxies from PharmAthene’s stockholders with respect to the matters relating to the proposed merger. Theraclone may also be deemed a participant in such solicitation. Information regarding PharmAthene’s executive officers and directors is available in Amendment No. 1 to PharmAthene’s proxy statement on Schedule 14A, filed with the SEC on May 9, 2013. Information regarding any interest that PharmAthene, Theraclone or any of the executive officers or directors of PharmAthene or Theraclone may have in the transaction with Theraclone will be set forth in the joint proxy statement/prospectus that PharmAthene intends to file with the SEC in connection with its stockholder vote on matters relating to the proposed merger. Stockholders will be able to obtain this information by reading the joint proxy statement/prospectus when it becomes available.

About PharmAthene

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
•	Recombinant BChE - a novel bioscavenger for the prevention and treatment of morbidity associated with exposure to chemical nerve agents
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, in May 2013, the Delaware Supreme Court issued its ruling on the appeal in our litigation with SIGA Technologies, affirming the Court of Chancery’s finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Supreme Court’s opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

PharmAthene Forward-Looking Statement Disclosure

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will”; “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; ”estimate“; “predict”; “could”; “may“; “would”; “should“; “might”, “possible” or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to the potential for the generation of value, ability to leverage funding sources, potential for revenue, potential for growth and the expected completion and outcome of the merger and the transactions contemplated by the merger agreement and related agreements. PharmAthene disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, failure to obtain necessary stockholder approval for the proposed merger with Theraclone and the matters related thereto; failure of either party to meet the conditions to closing of the transaction; delays in completing the transaction and the risk that the transaction may not be completed at all; failure to realize the anticipated benefits from the transaction or delay in realization thereof; the businesses of PharmAthene and Theraclone may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; operating costs and business disruption during the pendency of and following the transaction, including adverse effects on employee retention and on business relationships with third parties; the combined company’s need for and ability to obtain additional financing; risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the combined company’s product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the combined company's development programs; the award of government contracts to competitors; unforeseen safety issues; unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; as well as risks detailed from time to time in PharmAthene’s Form 10-K under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, in its May 2013 decision, the Delaware Supreme Court reversed the remedy ordered by the Court of Chancery and remanded the issue of a remedy back to the trial court for reconsideration in light of the Supreme Court’s opinion. As a result there can be no assurance that the Court of Chancery will issue a remedy that provides us with a financial interest in Arestvyr™ and related products or any meaningful remedy. There is also significant uncertainty regarding the level and timing of sales of Arestvyr™ and when and whether it will be approved by the U.S. FDA and corresponding health agencies around the world. We cannot predict with certainty if or when SIGA will begin recognizing profit on the sale thereof and if the trial court again awards us a profit participation in Arestvyr™, there can be no assurance that any profits received by SIGA and paid to us will be significant. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of our product candidates. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com

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-- Tables Follow --

PHARMATHENE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013 (Unaudited)	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$15,789,909	$12,701,517
Billed accounts receivable	1,540,060	2,432,641
Unbilled accounts receivable	3,694,631	4,114,442
Prepaid expenses and other current assets	667,850	547,245
Total current assets	21,692,450	19,795,845

Property and equipment, net	460,101	483,976
Other long-term assets and deferred costs	85,907	113,130
Goodwill	2,348,453	2,348,453
Total assets	$24,586,911	$22,741,404

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,992,549	$1,697,280
Accrued expenses and other liabilities	2,053,522	2,328,877
Deferred revenue	508,175	1,381,755
Current portion of long-term debt	999,996	749,997
Short-term debt	1,168,143	1,330,507
Total current liabilities	7,722,385	7,488,416

Other long-term liabilities	577,725	579,427
Long-term debt, less current portion	1,217,791	1,704,108
Derivative instruments	1,848,566	1,295,613
Total liabilities	11,366,467	11,067,564

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 51,173,919 and 48,352,651shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	5,117	4,835
Additional paid-in-capital	215,392,930	210,495,905
Accumulated other comprehensive loss	(220,274)	(217,328)
Accumulated deficit	(201,957,329)	(198,609,572)
Total stockholders' equity	13,220,444	11,673,840
Total liabilities and stockholders' equity	$24,586,911	$22,741,404

PHARMATHENE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenue	$4,295,400	$6,316,998	$10,770,538	$12,466,050

Operating Expenses:
Research and development	3,402,545	4,918,655	8,636,020	9,624,012
General and administrative	2,332,730	2,780,099	4,612,525	5,728,580
Depreciation	41,854	76,448	94,456	162,358
Total operating expenses	5,777,129	7,775,202	13,343,001	15,514,950

Loss from operations	(1,481,729)	(1,458,204)	(2,572,463)	(3,048,900)
Other income (expense):
Interest income	1,656	4,819	2,439	7,807
Interest expense	(100,027)	(111,353)	(199,818)	(114,381)
Change in fair value of derivative instruments	352,824	823,809	(552,953)	(167,853)
Other income (expense)	2,110	519	(4,013)	53,434
Total other income (expense)	256,563	717,794	(754,345)	(220,993)
Net loss before provision for income taxes	(1,225,166)	(740,410)	(3,326,808)	(3,269,893)
Provision for income taxes	(11,206)	(16,133)	(20,949)	(166,538)
Net loss	$(1,236,372)	$(756,543)	$(3,347,757)	$(3,436,431)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.07)	$(0.07)
Weighted average shares used in calculation of basic and diluted net loss per share	49,749,167	48,325,945	49,058,014	48,297,919